EXHIBIT 1. (8) (G)

                     Form of Participation Agreement in the
                   American Century Variable Portfolios, Inc.

                               SERVICES AGREEMENT

      THIS SERVICES AGREEMENT is made and entered into as of ___________, 20__ by and between (the "Company"), and AMERICAN CENTURY INVESTMENT SERVICES, INC. (the "Distributor").

      WHEREAS, the Company has been retained by various sponsors of qualified employee benefit plans (the "Plans"), to provide recordkeeping and related administrative services on behalf of such Plans and the participants under such Plans (the "Participants"), including daily valuation and processing of orders for investment and reinvestment of assets in the various investment options available under the Plans; and

      WHEREAS, the Company wishes to make available as investment options under the Plans, one or more of the funds made available by Distributor from time to time (the "Funds"), each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by a registered investment company (collectively, the "Issuers"); and

      WHEREAS, on the terms and conditions hereinafter set forth, Distributor desires to make shares of the Funds available as investment options under the Plans and to retain the Company to perform certain administrative services on behalf of the Distributor, and the Company is willing and able to furnish such services;

      NOW, THEREFORE, the Company and Distributor agree as follows:

      1. TRANSACTIONS IN THE FUNDS. Subject to the terms and conditions of this Agreement, Distributor will cause the Issuers to make shares of the Funds available to be purchased, exchanged, or redeemed, by or on behalf of the Plans through a single account per Fund (the "Accounts") at the net asset value applicable to each order. The Funds' shares shall be purchased and redeemed on a net basis in such quantity and at such time as determined by the Company to correspond with investment instructions received by the Company from the Participants. Dividends and capital gains distributions will be automatically reinvested in full and fractional shares of the Funds.

      2. ADMINISTRATIVE SERVICES. The Company agrees to provide all administrative services for the Plan and Plan Participants, including but not limited to those services specified in EXHIBIT A (the "Administrative Services"). The Company agrees that it will maintain and preserve all records as required by law or its agreement with Plan sponsors to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the provision of the Administrative Services. Upon request, the Company will provide Distributor or its representatives reasonable information regarding the quality of the Administrative Services being provided and its compliance with the terms of this Agreement.


SA Investor and Advisor am receipt.ACIS
November 11, 2000
                                       1
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      3. TIMING OF  TRANSACTIONS.  Distributor  hereby  appoints  the Company as agent for the Funds for the limited purpose of accepting purchase and redemption orders for Fund shares from the Plans and/or Participants, as applicable. On each day the New York Stock Exchange (the "Exchange") is open for business (each, a "Business Day"), the Company may receive instructions from the Plans and/or Participants for the purchase or redemption of shares of the Funds ("Orders"). Orders received and accepted by the Company prior to the close of regular trading on the Exchange (the "Close of Trading") on any given Business Day (currently, 4:00 p.m. Eastern time) and transmitted to the Funds' transfer agent by 8:00 a.m. Eastern time on the next Business Day will be executed at the net asset value determined as of the Close of Trading on the previous Business Day. Any Orders received by the Company on any Business Day but after the Close of Trading, and all Orders that are transmitted to the Funds' transfer agent after 8:00 a.m. Eastern time on the next Business Day, will be executed at the net asset value determined as of the Close of Trading on the next Business Day following the receipt of such Order. The day as of which an Order is executed by the Funds' transfer agent pursuant to the provisions set forth above is referred to herein as the "Trade Date". All orders are subject to acceptance or rejection by Distributor or the Funds in the sole discretion of any of them.

      4.      PROCESSING OF TRANSACTIONS.

      (a) If transactions in Fund shares are to be settled through the National Securities Clearing Corporation's Mutual Fund Settlement, Entry, and Registration Verification (Fund/SERV) system, the terms of the Fund/SERV and Networking Agreement, between the Company and American Century Services Corporation, an affiliate of Distributor, shall apply.

      (b) If transactions in Fund shares are to be settled directly with the Funds' transfer agent, the following provisions shall apply:

              (1) By 6:30 p.m. Eastern time on each Business Day, Distributor (or one of its affiliates) will provide to the Company via facsimile or other electronic transmission acceptable to the Company the Funds' net asset value, dividend and capital gain information and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading.

              (2) By 8:00 a.m. Eastern time on the Business Day next following the Trade Date, the Company will provide to the Funds' transfer agent via facsimile or other electronic transmission acceptable to Distributor a report stating whether the instructions received by the Company from Participants by the Close of Trading on the previous Business Day resulted in the Plans being a net purchaser or net seller of shares of the Funds. As used in this Agreement, the phrase "other electronic transmission acceptable to Distributor" includes the use of remote computer terminals located at the premises of the Company, its agents or affiliates, which terminals may be linked electronically to the computer system of Distributor, its agents or affiliates (hereinafter, "Remote Computer Terminals").

              (3) Upon the timely receipt from the Company of the report described in (2) above, the Funds' transfer agent will execute the purchase or redemption transactions (as the case may be) at the net asset value computed as at the Close of Trading on the Trade Date. Payment for net purchase transactions shall be made by wire transfer to the applicable Fund custodial account designated by Distributor on the Business Day next following the Trade Date. Such wire transfers shall be initiated by the Company's bank prior to 4:00 p.m. Eastern time and received by the Funds prior to 6:00 p.m. Eastern time on the Business Day next following the Trade Date ("T+1"). If payment for a purchase Order is not timely received, such Order will be, at Distributor's option, either (i) executed at the net asset value determined on the Trade Date, and the Company shall be responsible for all costs to the Distributor or the Funds resulting from such delay, or (ii) executed at the net asset value next computed following receipt of payment. Payments for net redemption transactions shall be made by wire transfer by the Issuers to the account(s) designated by the Company on T+1; provided, however, the Issuers reserve the right to settle redemption transactions within the time period set forth in the applicable Fund's then-current prospectus. On any Business Day when the Federal Reserve Wire
Transfer System is closed, all communication and processing rules will be suspended for the settlement of Orders. Orders will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open and the original Trade Date will apply.

      5.      PROSPECTUS AND PROXY MATERIALS.


SA Investor and Advisor am receipt.ACIS
November 11, 2000
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      (a)  Distributor  shall  provide the Company with copies of each  Issuer's proxy materials, periodic fund reports to shareholders and other materials that are required by law to be sent to the Issuers' shareholders. In addition, Distributor shall provide the Company with a sufficient quantity of prospectuses of the Funds to be used in conjunction with the transactions contemplated by
this  Agreement,   together  with  such   additional   copies  of  the  Issuers'
prospectuses as may be reasonably requested by Company. If a Plan provides for pass-through voting by its Participants, or if the Company determines that pass-through voting is required by law, Distributor will provide the Company with a sufficient quantity of proxy materials for each Participant under such Plan or Plans.

      (b) The cost of preparing, printing and shipping of the prospectuses, periodic fund reports and other materials of the Issuers to the Company shall be paid by Distributor or its agents or affiliates; provided, however, that if at any time Distributor or its agent reasonably deems the usage by the Company or a Plan of such items to be excessive, it may, prior to the delivery of any quantity of materials in excess of what is deemed reasonable, request that the Company or the Plan, as the case may be, demonstrate the reasonableness of such usage. If Distributor believes the reasonableness of such usage has not been adequately demonstrated, it may request that the party responsible for such excess usage pay the cost of printing (including press time) and delivery of any excess copies of such materials. Unless the Company or the Plan, as the case may be, agrees to make such payments, Distributor may refuse to supply such additional materials and Distributor shall be deemed in compliance with this
SECTION 5 if it delivers to the Company at least the number of prospectuses and other materials as may be required by the Issuers under applicable law.

      (c) The cost of any distribution of prospectuses, proxy materials, periodic fund reports and other materials of the Issuers to the Plans or their Participants shall be paid by either the Company, the Plans, or the Plan sponsors, as determined by Company's agreement with the Plans, and shall not be the responsibility of Distributor.

      6.      COMPENSATION AND EXPENSES.

      (a) The Company, trustee or other designee of the Plans shall be the sole shareholder of Fund shares purchased for the Plans pursuant to this Agreement (the "Record Owner"). The Record Owner shall properly complete any applications or other forms required by Distributor or the Issuers from time to time.

      (b) Distributor acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Participant as a shareholder. In consideration of performance of the Administrative Services by the Company, Distributor will pay the Company a fee (the "Administrative Services Fee") of ___ basis points (____%) of the average aggregate amount invested by the Company in Investor and Advisor Class shares of the Funds under this Agreement. Distributor will calculate the amount of the payment to be made pursuant to this SECTION 6(B) at the end of each calendar quarter and will make such payment to the Company within 30 days thereafter. The parties acknowledge that the payments received by the Company under this SECTION 6(B) are for administrative and shareholder services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

         (c) In consideration of performance of the Distribution Services specified on EXHIBIT B by the Company, Distributor will pay the Company a fee (the "Distribution Fee") of 25 basis points (0.25%) of the average aggregate amount invested by the Company in Advisor Class shares of the Funds under this Agreement. Distributor will calculate the amount of the payment to be made pursuant to this SECTION 6(C) at the end of each calendar quarter and will make such payment to the Company within 30 days thereafter.

         (d) For the purposes of computing the payment to the Company contemplated by this SECTION 6, the average aggregate amount invested by the Company on behalf of the Accounts in the Funds over a one month period shall be computed by totaling the Company's aggregate investment (share net asset value multiplied by total number of shares of the Funds held by the Company) on each Business Day during the month and dividing by the total number of Business Days during such month.


SA Investor and Advisor am receipt.ACIS
November 11, 2000
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

         (e) The check for such payment will be accompanied by a statement showing the calculation of the amounts being paid for the relevant months and such other supporting data as may be reasonably requested by the Company and shall be mailed to:


                   Attention:
                               -------------------------------
                   Phone No.:
                               -------------------------------
                   Fax No.:
                             ---------------------------------

         7.       REPRESENTATIONS.

         (a) The Company represents and warrants that (i) it is, or will be, authorized under agreements with the Plans to implement the investment of Plan assets in shares of the Funds as directed by the Participants, (ii) it is authorized to provide the Administrative Services for the Plans consistent with the terms of this Agreement; (iii) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and (iv) the activities of the Company contemplated by this Agreement comply with all provisions of federal and state securities laws applicable to such activities.

         (b) Distributor represents that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of each of them, enforceable in accordance with its terms; (ii) shares of the Issuers are registered and authorized for sale in accordance with all federal and state securities laws, and (iii) the prospectus of each Fund complies in all material respects with federal and state securities laws.

         8.       ADDITIONAL COVENANTS AND AGREEMENTS.

         (a) Each party shall comply with all provisions of federal and state laws applicable to its respective activities under this Agreement. All obligations of each party under this Agreement are subject to compliance with applicable federal and state laws.

         (b) Each party shall promptly notify the other party in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

         (c) The Company covenants and agrees that all Orders accepted and transmitted by it hereunder with respect to each Plan on any Business Day will be based upon instructions that it received from the Plan, the Participants, or a Plan's sponsor and/or authorized committee, in proper form prior to the Close of Trading of the Exchange on that Business Day. The Company shall time stamp all Orders or otherwise maintain records that will enable the Company to demonstrate compliance with SECTION 8(C) hereof. Further, upon reasonable request by Distributor, the Company will provide evidence reasonably satisfactory to the Funds' Board of Directors to demonstrate its compliance with Rule 22c-1 requirements and provide the requester with copies of its internal control report, if one is obtained.


SA Investor and Advisor am receipt.ACIS
November 11, 2000
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         (d) The Company covenants and agrees that all Orders transmitted to the
Issuers, whether by telephone, telecopy, or other electronic transmission acceptable to Distributor, shall be sent by or under the authority and direction of a person designated by the Company as being duly authorized to act on behalf of the owner of the Accounts. Distributor shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Fund shares on behalf of the Company is "an appropriate person" as used in Sections 8-107 and 8-401 of the Uniform Commercial Code with respect to the transmission of instructions regarding Fund shares on behalf of the owner of such Fund shares. The Company shall maintain the confidentiality of all passwords and security procedures issued, installed or otherwise put in place with respect to the use of Remote Computer Terminals and assumes full responsibility for the security therefor. The Company further agrees to be responsible for the accuracy, propriety and consequences of all data transmitted to Distributor by the Company by telephone, telecopy or other electronic transmission acceptable to Distributor.

         (e) The Company agrees that, to the extent it is able to do so, it will use its best efforts to give equal emphasis and promotion to shares of the Funds as is given to other underlying investment options available to the Plans, subject to applicable Securities and Exchange Commission and National Association of Securities Dealers, Inc. rules. In addition, the Company shall not impose any fee, condition, or requirement for the use by a Plan of the Funds as investment options that operates to the specific prejudice of the Funds vis-a-vis the other investment media made available to such Plan by the Company.

         (f) The Company shall not, without the written consent of Distributor, make representations concerning the Issuers or the shares of the Funds except those contained in the then-current prospectus and in current printed sales literature approved by Distributor or the Issuers.

         (g) Advertising and sales literature with respect to the Issuers or the Funds prepared by the Company or its agents, if any, for use in marketing shares of the Funds to the Plans or otherwise educating Participants shall be submitted to Distributor for review and approval before such material is used.

         9. USE OF NAMES. Except as otherwise expressly provided for in this Agreement, neither Distributor, nor any of its affiliates, nor the Funds shall use any trademark, trade name, service mark or logo of the Company, or any variation of any such trademark, trade name, service mark or logo, without the Company's prior written consent, the granting of which shall be at the Company's sole option. Except as otherwise expressly provided for in this Agreement, the Company shall not use any trademark, trade name, service mark or logo of the Issuers or Distributor, or any variation of any such trademarks, trade names, service marks, or logos, without the prior written consent of either the Issuers or Distributor, as appropriate, the granting of which shall be at the sole option of Distributor and/or the Issuers, as appropriate.

         10. PROXY VOTING. If the Company or its nominee is the shareholder of record for a Plan, the Company shall vote (or shall cause its nominee to vote) all shares owned on behalf of such Plan. For Plans that pass through voting rights to their Participants, the Company shall vote the shares of the Issuers for which no voting instructions are received from Participants in the same proportion as shares for which such instructions have been received (or shall use its best efforts to obtain the agreement of the Plan trustees or other authorized representatives to do so). The Company shall not oppose or interfere with the solicitation of proxies from the beneficial owners of the Issuers' shares held by or through the Plans.

         11.      INDEMNITY.


SA Investor and Advisor am receipt.ACIS
November 11, 2000
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         (a)  Distributor  agrees to indemnify and hold harmless the Company and its officers, directors, employees, agents, affiliates and each person, if any, who controls the Company within the meaning of the Securities Act of 1933 (collectively, the "Indemnified Parties" for purposes of this SECTION 11(A)) against any losses, claims, expenses, damages or liabilities (including amounts paid in settlement thereof) or litigation expenses (including legal and other expenses) (collectively, "Losses"), to which the Indemnified Parties may become subject, insofar as such Losses result from a breach by Distributor of a material provision of this Agreement. Distributor will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. Distributor shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of the Company in performing its obligations under this Agreement.

         (b) The Company agrees to indemnify and hold harmless Distributor and the Issuers, and their respective officers, directors, employees, agents, affiliates and each person, if any, who controls each Issuer or Distributor within the meaning of the Securities Act of 1933 (collectively, the "Indemnified Parties" for purposes of this SECTION 11(B)) against any Losses to which the Indemnified Parties may become subject, insofar as such Losses result from a breach by the Company of a material provision of this Agreement or the use by any person of the Remote Computer Terminals. The Company will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Company shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of Distributor or the Issuers in performing their obligations under this Agreement.

         (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this SECTION 11. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this SECTION 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

         (d) If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

         12. TERMINATION; WITHDRAWAL OF OFFERING. This Agreement may be terminated by any party upon 180 days' prior written notice to the other party, or, on 60 days' written notice pursuant to a vote of a majority of the outstanding securities of the Funds. Notwithstanding the above, each Issuer reserves the right, without prior notice, to suspend sales of shares of any Fund, in whole or in part, or to make a limited offering of shares of any of the Funds in the event that (A) any regulatory body commences formal proceedings against the Company, Distributor or any of the Issuers, which proceedings Distributor reasonably believes may have a material adverse impact on the ability of Distributor, the Issuers or the Company to perform its obligations under this Agreement or (B) in the judgment of Distributor, declining to accept any additional instructions for the purchase or sale of shares of any such Fund is warranted by market, economic or political conditions. Notwithstanding the foregoing, this Agreement may be terminated immediately (i) by any party as a result of any other breach of this Agreement by another party, which breach is not cured within 30 days after receipt of notice from the other party, (ii) by any party upon a determination that continuing to perform under this Agreement would, in the reasonable opinion of the terminating party's counsel, violate any applicable federal or state law, rule, regulation or judicial order, (iii) by a vote of a majority of the independent directors, or (iv) upon assignment of either party. Termination of this Agreement shall not affect the obligations of the parties to make payments under SECTION 4 for Orders received by the Company prior to such termination and shall not affect the Issuers' obligation to maintain the Accounts in the name of the Plans or any successor trustee or recordkeeper for the Plans. Following termination, Distributor shall not have any Administrative Services payment obligation to the Company (except for payment obligations accrued but not yet paid as of the termination date).

SA Investor and Advisor am receipt.ACIS
November 11, 2000
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         13.  NON-EXCLUSIVITY.  Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

         14. SURVIVAL. The provisions of SECTION 9 (Use of Names) and SECTION 11 (Indemnity) of this Agreement shall survive termination of this Agreement.

         15. AMENDMENT. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

         16. NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

         To the Company:




                          Attention:
                                      -------------------------------
                           (    )           (office number)
                                  ---------
                           (    )           (telecopy number)
                                  ---------

         To the Issuers or Distributor:

                          American Century Investment Services, Inc.
                          4500 Main Street
                          Kansas City, Missouri 64111
                          Attention:  Charles A. Etherington, Esq.
                          (816) 340-4051 (office number)
                          (816) 340-4964 (telecopy number)

Any notice,  demand or other  communication given in a manner prescribed in this
SECTION 16 shall be deemed to have been delivered on receipt.

         17. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned and will be terminated automatically upon any attempted assignments. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors.

         18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

         19. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.


SA Investor and Advisor am receipt.ACIS
November 11, 2000
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         20. ENTIRE AGREEMENT. This Agreement, including the attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

                                        AMERICAN CENTURY INVESTMENT
                                        SERVICES, INC.


By:                                     By:
    --------------------------------        ------------------------------------
Name:                                   Name:
      ------------------------------             -------------------------------
Title:                                  Title:
       -----------------------------             -------------------------------
Date:                                   Date:
     -------------------------------         -----------------------------------



SA Investor and Advisor am receipt.ACIS
November 11, 2000
                                       8
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                                    EXHIBIT A

                             ADMINISTRATIVE SERVICES


Pursuant to the Agreement to which this is attached, the Company shall perform all administrative and shareholder services required or requested by the Plans with respect to Participants of the Plans, including, but not limited to, the following:

         1. Maintain separate records for each Participant under the Plans, which records shall reflect the shares purchased and redeemed and share balances of such Participants. The Company will maintain a single master account with each Fund on behalf of the Plans and such account shall be in the name of the Company (or its nominee) or the trustee of the Plans (or a Plan's nominee) as the record owner of shares owned by the Plans.

         2. Disburse or credit to the Plans all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

         3. Prepare and transmit to the Plans and/or Participants, as required by law or the Plans, periodic statements showing the total number of shares owned by the Participants as of the statement closing date, purchases and redemptions of Fund shares by the Participants during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by the Plans.

         4. Transmit purchase and redemption orders to the Funds on behalf of the Plans in accordance with the procedures set forth in SECTION 4 to the Agreement.

         5. Distribute to the Plans and/or Participants, as appropriate, copies of the Funds' prospectus, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

         6. Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services for the Plans.

                                      A-1

SA Investor and Advisor am receipt.ACIS
November 11, 2000
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                                    EXHIBIT B

                              DISTRIBUTION SERVICES

Pursuant to the Agreement to which this is attached, the Company shall perform distribution services for Advisor Class shares of the Funds, including, but not limited to, the following:

1.   Receive and answer correspondence from prospective shareholders,  including
     distributing  prospectuses,   statements  of  additional  information,  and
     shareholder reports.

2. Provide facilities to answer questions from prospective investors about Fund shares.

3. Assist investors in completing application forms and selecting dividend and other account options.

4. Provide other reasonable assistance in connection with the distribution of Fund shares.